Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Fourth-Quarter and Full-Year 2012 Results

•	Company Reports Full-Year 2012 Revenues of $5.9 Billion, Down 11% from 2011 Due to Lower Seaborne Pricing

•	Global Iron Ore Sales Volume Increases 5% to 42 Million Tons

•	Cliffs' Board of Directors Approves a 76% Reduction to the Quarterly Cash Dividend to $0.15 Per Common Share

•	Lower Expected Full-Year 2013 SG&A and Exploration Expenses

CLEVELAND—Feb. 12, 2013—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported fourth-quarter and full-year results for the period ended Dec. 31, 2012. Full-year revenues of $5.9 billion decreased $691 million, or 11%, from the previous year. The lower revenues were driven by a 23% decrease in year-over-year seaborne iron ore pricing. For the full year, Cliffs recorded a net loss attributable to Cliffs’ common shareholders of $899 million, or $6.32 per diluted share, compared with net income of $1.6 billion, or $11.48 per diluted share, in 2011. Excluding the several previously disclosed non-cash impairment charges, which are detailed in the attached "Non-GAAP Reconciliation," full-year 2012 adjusted net income attributed to Cliffs' shareholders was $493 million, or $3.45 per diluted share, down from adjusted net income of $1.6 billion, or $11.68 per diluted share, in 2011. Also, Cliffs' Board of Directors approved a meaningful reduction to Cliffs' quarterly cash dividend rate to $0.15 from $0.625 per common share. Cliffs will host a conference call to discuss its fourth-quarter 2012 results tomorrow, Feb. 13, 2013, at 8 a.m. ET (additional conference call information below).

Joseph Carrabba, Cliffs' chairman, president and chief executive officer, said, “While 2012 had some noteworthy highlights, including the operational turnaround of North American Coal and record sales volumes in Australia, the year proved to be challenging both from a market perspective and operationally. Unfortunately, our ramp up of Bloom Lake Mine has been slower than originally anticipated, resulting in decreased volumes and increased costs. Despite these challenges, we continue to make progress on the mine's production stability, development, and tailings management. We believe this will ensure a smooth transition for Bloom Lake's Phase II production startup next year. Bloom Lake is on track to achieve an

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

annual production run rate of 14 million tons by 2015, which accounts for more than a quarter of Cliffs' current total iron ore volume.”

Fourth-Quarter Consolidated Results
Consolidated sales margin decreased 50% in the fourth quarter to $239 million, from $480 million in the same quarter last year. This was attributed to slightly lower revenues of $1.5 billion, driven by a 14% decrease in fourth-quarter year-over-year seaborne pricing, and a 15% increase in cost of goods sold to $1.3 billion, primarily driven by increased sales volumes, which contributed to higher employment-related costs, mining and maintenance expenses.

As previously disclosed, during the fourth quarter of 2012, the Company recorded non-cash impairment charges of approximately $1 billion in goodwill related to Cliffs' 2011 acquisition of Consolidated Thompson Iron Mines Limited, as well as $365 million related to Amapa. Cliffs also recorded a $50 million non-cash impairment charge related to its Wabush Mine in Eastern Canada. The Wabush Mine asset impairment was the result of a higher book value versus the asset's fair value.

In the fourth quarter of 2012 and as previously disclosed, Cliffs recorded $541 million in non-cash valuation allowances related to two of the Company's deferred tax assets: Mineral Resources Rent Tax (MRRT) and Alternative Minimum Tax carryforwards. Both valuation allowances were recorded as an expense within the income tax expense line item on the Company's Statement of Operations in the fourth quarter of 2012. The MRRT portion ($315 million) of the tax valuation allowances recorded in the fourth quarter entirely offsets a deferred tax asset the Company recorded in the first quarter of 2012.

For the fourth quarter of 2012, Cliffs recorded a net loss attributable to Cliffs’ common shareholders of $1.6 billion, or $11.36 per diluted share, compared with net income of $185 million, or $1.30 per diluted share, in the fourth quarter of 2011. Excluding the non-cash items detailed in the attached "Non-GAAP Reconciliation," fourth-quarter 2012 adjusted net income attributable to Cliffs' common shareholders was $89 million, or $0.62 per diluted share, down from $213 million, or $1.49 per diluted share, in the fourth quarter of 2011. The decrease was primarily driven by lower sales margin as indicated above.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

U.S. Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Volumes - In Thousands of Long Tons
Total sales volume	6,234	7,763	21,633	24,243
Total production volume	6,253	6,088	21,992	23,681
Sales Margin - In Millions
Revenues from product sales and services	$780.6	$1,007.9	$2,723.3	$3,509.9
Cost of goods sold and operating expenses	513.3	612.2	1,747.1	1,830.6
Sales margin	$267.3	$395.7	$976.2	$1,679.3
Sales Margin - Per Long Ton
Revenues from product sales and services*	$112.06	$120.37	$114.29	$135.53
Cash cost**	64.55	66.34	64.50	62.70
Depreciation, depletion and amortization	4.64	3.05	4.66	3.56
Cost of goods sold and operating expenses*	69.19	69.39	69.16	66.26
Sales margin	$42.87	$50.98	$45.13	$69.27

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues also exclude venture partner cost reimbursements.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Fourth-quarter 2012 U.S. Iron Ore pellet sales volume was 6.2 million tons, compared with 7.8 million tons in the fourth quarter of 2011. The decrease was driven by lower volumes to a customer due to its bankruptcy earlier in the year and a lower year-over-year demand for iron ore pellets.

U.S. Iron Ore fourth-quarter 2012 revenues per ton were $112.06, down 7% from $120.37 in the year-ago quarter. The decrease was primarily attributable to lower year-over-year pricing for seaborne iron ore and customer mix.

Cash cost per ton in U.S. Iron Ore was $64.55, down 3% from $66.34 in the prior year's fourth quarter. The decrease was primarily attributed to lower employment-related costs.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Eastern Canadian Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Volumes - In Thousands of Metric Tons
Total sales volume	2,295	1,905	8,934	7,404
Total production volume	2,326	1,709	8,515	6,909
Sales Margin - In Millions
Revenues from product sales and services	$231.1	$235.8	$1,008.9	$1,178.1
Cost of goods sold and operating expenses	309.5	238.5	1,130.3	887.2
Sales margin	$(78.4)	$(2.7)	$(121.4)	$290.9
Sales Margin - Per Metric Ton
Revenues from product sales and services	$100.70	$123.83	$112.93	$159.12
Cash costs*	116.56	102.41	108.59	94.92
Inventory step-up	—	—	—	8.08
Depreciation, depletion and amortization	18.30	22.83	17.93	16.83
Cost of goods sold and operating expenses*	134.86	125.24	126.52	119.83
Sales margin	$(34.16)	$(1.41)	$(13.59)	$39.29

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Fourth-quarter 2012 Eastern Canadian Iron Ore sales volume was 2.3 million tons, a 20% increase from the 1.9 million tons sold in the fourth quarter of 2011. The increase was primarily driven by increased customer demand and improved year-over-year production volume at Bloom Lake Mine. The fourth-quarter 2012 sales volume mix included 1.4 million tons of iron ore concentrate and 900,000 tons of iron ore pellets.

During the fourth quarter, Cliffs advanced planned maintenance activities originally scheduled for the first quarter of 2013. These maintenance activities, as well as the timing of two cargoes, unfavorably impacted fourth-quarter volumes. Despite the fourth-quarter maintenance activities, Bloom Lake Mine achieved the Company's expected annualized production run rate at year end.

Eastern Canadian Iron Ore fourth-quarter 2012 revenues per ton were $100.70, down 19% from $123.83 in the prior year’s fourth quarter. The lower per-ton revenues were attributable to a year-over-year decrease in seaborne iron ore pricing, timing of certain cargoes, and product mix.

Cash cost per ton in Eastern Canadian Iron Ore was $116.56, up 14% from $102.41 in the year-ago quarter. The increase reflected higher cash costs at Bloom Lake Mine of $86 per ton, up 15% from the prior year's comparable quarter, primarily driven by higher fuel, contract labor, and maintenance and supply costs. At year end, Bloom Lake Mine's cash costs were higher than the Company's previous expectation due to higher transportation, water management, energy, and maintenance costs. Fourth-quarter 2012 cash costs at

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Wabush Mine were $166 per ton, up 8% from the year-ago quarter, due to higher labor costs and increased spending related to maintenance and repairs.

Asia Pacific Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Volumes - In Thousands of Metric Tons
Total sales volume	2,841	1,816	11,681	8,588
Total production volume	3,237	2,143	11,260	8,922
Sales Margin - In Millions
Revenues from product sales and services	$284.0	$236.4	$1,259.3	$1,363.5
Cost of goods sold and operating expenses	229.0	152.3	948.3	664.0
Sales margin	$55.0	$84.1	$311.0	$699.5
Sales Margin - Per Metric Ton
Revenues from product sales and services	$99.96	$130.18	$107.81	$158.77
Cash cost*	65.86	69.22	68.18	65.57
Depreciation, depletion and amortization	14.75	14.65	13.00	11.75
Cost of goods sold and operating expenses	80.61	83.87	81.18	77.32
Sales margin	$19.35	$46.31	$26.63	$81.45

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

Fourth-quarter 2012 Asia Pacific Iron Ore sales volume increased 56% to 2.8 million tons, from 1.8 million tons in 2011’s fourth quarter. The increase was attributed to the completion of Cliffs’ Koolyanobbing Complex expansion project to achieve an 11-million-ton annual run rate. The project included several logistical infrastructure investments including longer trains, new locomotives, and upgrades to the port.

Revenues per ton for fourth-quarter 2012 decreased 23% to $99.96, from $130.18 in last year’s fourth quarter. The decrease was primarily driven by lower year-over-year seaborne pricing for iron ore and customer mix. The iron ore grade in the fourth quarter’s product mix contained a slightly lower iron grade versus Cliffs' standard product.

Cash cost per ton in Asia Pacific Iron Ore decreased 5% to $65.86, from $69.22 in 2011’s comparable quarter. The year-over-year decrease was primarily attributable to improved volumes and the related favorable impact on fixed-cost leverage, partially offset by increased mining costs.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Volumes - In Thousands of Short Tons
Total sales volume	1,913	988	6,512	4,156
Total production volume	1,855	1,624	6,394	5,035
Sales Margin - In Millions
Revenues from product sales and services	$240.2	$123.4	$881.1	$512.1
Cost of goods sold and operating expenses	245.8	121.4	882.9	570.5
Sales margin	$(5.6)	$2.0	$(1.8)	$(58.4)
Sales Margin - Per Short Ton
Revenues from product sales and services*	$110.14	$125.10	$119.79	$118.82
Cash cost**	98.07	98.38	104.99	112.05
Depreciation, depletion and amortization	15.00	24.70	15.08	20.81
Cost of goods sold and operating expenses*	113.07	123.08	120.07	132.86
Sales margin	$(2.93)	$2.02	$(0.28)	$(14.04)

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

For the fourth quarter of 2012, North American Coal sales volume was 1.9 million tons, a 94% increase from the 988,000 tons sold in the prior year’s comparable quarter. The increase was due to significantly higher sales volume from Cliffs’ low-volatile metallurgical coal mines, which achieved meaningfully higher year-over-year production rates, and increased sales to customers in Asia. The Company indicated that fourth-quarter 2011 production and sales volumes were unfavorably impacted by severe weather damage at Oak Grove Mine. The year-over-year sales volume increase was partially offset by lower sales from Cliffs’ Toney Fork thermal coal mine. As previously disclosed, Cliffs curtailed production and reduced its labor force at Toney Fork Mine due to weak thermal coal market conditions.

North American Coal’s fourth-quarter 2012 revenues per ton were down 12% to $110.14, versus $125.10 in the fourth quarter of 2011. The decrease was primarily driven by lower year-over-year market pricing for all coal products. Also, fourth-quarter 2012 sales mix included increased shipments to customers in Asia, which realize lower revenues per ton due to the higher freight.

Cash cost per ton was relatively flat at $98.07, compared with $98.38 in the year-ago quarter. Fourth-quarter 2012 cash costs per ton benefited from improved volumes, which favorably impacted fixed-cost leverage.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Sonoma Coal
As previously disclosed, during the quarter, Cliffs completed the sale of its 45% economic interest in Sonoma Coal and collected net cash proceeds of AUD $141 million.

Capital Structure, Cash Flow and Liquidity
At year end, Cliffs had $195 million of cash and cash equivalents and $4.1 billion in total debt, including $325 million drawn on its $1.75 billion revolving credit facility. For the fourth quarter, Cliffs generated $239 million in cash from operations, versus $743 million in the 2011 comparable quarter. The Company indicated that weaker year-over-year pricing and higher costs negatively impacted cash from operations.

In light of recent commodity-price volatility, Cliffs is committed to maintaining financial flexibility and supporting an investment-grade profile as it executes Bloom Lake's Phase II expansion. As such, subsequent to quarter end, Cliffs' Board of Directors approved the reduction of the Company's quarterly cash dividend rate by 76% to $0.15 per share. The dividend declaration date was Feb. 11, 2013 and the cash dividend will be payable on March 1, 2013, to shareholders of record as of the close of business on Feb. 22, 2013.

Also subsequent to quarter end, the Company successfully obtained amendments to its term loan and revolving credit facility to suspend the total Funded Debt to EBITDA leverage ratio for all quarterly reporting periods in 2013 and temporarily add a total Funded Debt to Total Capitalization covenant and a minimum tangible net worth covenant during such periods.

Cliffs reported depreciation, depletion and amortization of $144 million during the fourth quarter of 2012.

2013 Outlook
In 2013, Cliffs anticipates the end markets for its products to remain healthy, primarily driven by China's continued demand for steelmaking raw materials. Cliffs expects its global iron ore sales to be relatively flat year over year at approximately 40 million tons. While the recent iron ore spot price reached $159 per ton, a new 12-month high, the Company expects pricing for the commodities it sells to remain volatile. Due to this expected volatility and for the purpose of providing a full-year outlook, Cliffs will utilize the year-to-date average 62% Fe seaborne iron ore spot price as of Jan. 31, 2013, which was $150 per ton (C.F.R. China), as a base price assumption for providing its full-year 2013 revenue-per-ton sensitivities for the Company's iron ore business segments. With $150 per ton as a base price assumption for full-year 2013, included in the table below is the expected revenue-per-ton range for the Company's iron ore business segments and the per-ton sensitivity for each $10 per ton variance from the base price assumption.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

2013 Realized Revenue Sensitivity Summary (1)
	U.S. Iron Ore (2)	Eastern Canadian Iron Ore (3)	Asia Pacific Iron Ore (4)
Revenues Per Ton	$115 - $120	$120 - $125	$125 - $130
Sensitivity Per Ton (+/- $10)	+/- $4	+/- $9	+/- $9

(1)
The year to date iron ore price of $150 per ton is the average 62% Fe seaborne iron ore fines price (C.F.R. China) as of Jan. 31, 2013. The Company expects to update the year-to-date average iron ore price and the related sensitivities for its respective iron ore business segments in future reporting periods.

(2)	U.S. Iron Ore tons are reported in long tons.
(3)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(4)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.

U.S. Iron Ore 2013 Outlook (Long Tons)
For 2013, the Company's expected sales and production volumes in U.S. Iron Ore are 20 million tons.

The U.S. Iron Ore revenues-per-ton sensitivity included within the 2013 revenue sensitivity summary table above also includes the following assumptions:

•	2013 North American blast furnace utilization of approximately 70%

•	2013 average hot rolled steel pricing of $650 per ton

•	Approximately 50% of the expected 2013 sales volume is linked to seaborne iron ore pricing

In addition, the revenues-per-ton sensitivity also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenue per ton for the full year will depend on iron ore price changes, customer mix, production input costs and/or steel prices (all factors contained in certain of Cliffs' supply agreements).

Cliffs' full-year 2013 U.S. Iron Ore cash-cost-per-ton expectation is $65 - $70. Cash costs per ton are anticipated to be slightly higher year over year primarily due to less fixed-cost leverage as the result of lower expected full-year sales volume. Depreciation, depletion and amortization for full-year 2013 is expected to be approximately $6 per ton.

Eastern Canadian Iron Ore 2013 Outlook (Metric Tons, F.O.B. Eastern Canada)
For 2013, Cliffs is maintaining its full-year sales volume expectation of 9 - 10 million tons. Full-year production volume is also expected to be 9 - 10 million tons.

The Eastern Canadian Iron Ore revenues-per-ton sensitivity is included within the 2013 revenues-per-ton sensitivity table above. Full-year 2013 cash cost per ton in Eastern Canadian Iron Ore is expected to be $100 - $105. Cash cost per ton at Bloom Lake Mine is expected to be $85 - $90. Depreciation, depletion and amortization is expected to be approximately $20 per ton for full-year 2013.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore 2013 Outlook (Metric Tons, F.O.B. the port)
Cliffs' full-year 2013 Asia Pacific Iron Ore expected sales and production volumes are approximately 11 million tons. The product mix is expected to be approximately half lump and half fines iron ore.

The Asia Pacific Iron Ore revenues-per-ton sensitivity is included within the 2013 revenues-per-ton sensitivity table above. Full-year 2013 Asia Pacific Iron Ore cash cost per ton is expected to be approximately $70 - $75, slightly higher than the previous year's cash costs due to the absence of the low-grade volume sold in 2012, which had a lower weighted-average cost. Cliffs anticipates depreciation, depletion and amortization to be approximately $15 per ton for full-year 2013.

North American Coal 2013 Outlook (Short Tons, F.O.B. the mine)
Cliffs' full-year 2013 North American Coal expected sales and production volumes are approximately 7 million tons. Sales volume mix is anticipated to be approximately 67% low-volatile metallurgical coal and 25% high-volatile metallurgical coal, with thermal coal making up the remainder.

Cliffs' full-year 2013 North American Coal revenue-per-ton outlook is $110 - $115. Cliffs has approximately 70% of its expected 2013 sales volume committed and priced at approximately $111 per short ton at the mine. Cash cost per ton is anticipated to be $95 - $100, lower than 2012's full-year cash costs primarily due to the improved operating performance. Full-year 2013 depreciation, depletion and amortization is expected to be approximately $16 per ton.

The following table provides a summary of Cliffs’ 2013 guidance for its four business segments:

	2013 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	20	9 - 10	11	7
Production volume (million tons)	20	9 - 10	11	7
Cash cost per ton	$65 - $70	$100 - $105	$70 - $75	$95 - $100
DD&A per ton	$6	$20	$15	$16

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

SG&A Expenses and Other Expectations
Full-year 2013 SG&A expenses are expected to be approximately $230 million, a decrease of nearly $60 million from 2012. The decrease is primarily driven by a continued focus to reduce overhead costs.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

To support future growth projects, Cliffs' full-year cash outflows expectation is approximately $85 million. This is comprised of approximately $25 million related to exploration and approximately $60 million related to completing the feasibility stage of development for the Company's chromite project in Ontario, Canada. Cliffs indicated that negotiations with the Government of Ontario regarding key elements of its chromite project have slowed and talks are being suspended during the provincial government transition. The Company remains prepared to resume these discussions when Ontario's new leadership is in position.

Cliffs expects its full-year 2013 depreciation, depletion and amortization to be approximately $610 million.

2013 Capital Budget Update and Other Uses of Cash
Cliffs is increasing its 2013 capital expenditures budget to $800 - $850 million from its previous expectation of $700 - $800 million due to additional investments in its Eastern Canadian Iron Ore business segment. The full-year capital expenditures are comprised of approximately $300 million in sustaining capital with the remainder comprised of growth, productivity improvement, and license to operate capital.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, Feb. 13, 2013, at 8 a.m. ET. Institutional investors and analysts may listen to the call by dialing (877) 293-5491 (for callers within the U.S.) or (914) 495-8526 (for international callers) and referencing code 92520504 approximately 10 minutes prior to the call. The call can also be accessed at www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.
News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.
INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,424.3	$1,530.5	$5,520.9	$6,321.3
Freight and venture partners' cost reimbursements	111.6	73.2	351.8	242.6
	1,535.9	1,603.7	5,872.7	6,563.9
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,297.4)	(1,123.6)	(4,700.6)	(3,953.0)
SALES MARGIN	238.5	480.1	1,172.1	2,610.9
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(80.0)	(83.9)	(282.5)	(248.3)
Exploration costs	(47.6)	(25.1)	(142.8)	(80.5)
Impairment of goodwill and other long-lived assets	(1,049.9)	(27.8)	(1,049.9)	(27.8)
Consolidated Thompson acquisition costs	—	(0.4)	—	(25.4)
Miscellaneous - net	(31.1)	8.5	(5.7)	67.9
	(1,208.6)	(128.7)	(1,480.9)	(314.1)
OPERATING INCOME (LOSS)	(970.1)	351.4	(308.8)	2,296.8
OTHER INCOME (EXPENSE)
Changes in fair value of foreign currency contracts, net	(0.4)	1.4	(0.1)	101.9
Interest expense, net	(59.8)	(45.5)	(195.6)	(206.2)
Other non-operating income (expense)	2.0	(1.4)	2.7	(2.0)
	(58.2)	(45.5)	(193.0)	(106.3)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME (LOSS) FROM VENTURES	(1,028.3)	305.9	(501.8)	2,190.5
INCOME TAX EXPENSE	(491.1)	(120.5)	(255.9)	(407.7)
EQUITY INCOME (LOSS) FROM VENTURES	(382.1)	6.9	(404.8)	9.7
INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,901.5)	192.3	(1,162.5)	1,792.5
INCOME (LOSS) and GAIN ON SALE FROM DISCONTINUED OPERATIONS, net of tax	30.8	16.5	35.9	20.1
NET INCOME (LOSS)	(1,870.7)	208.8	(1,126.6)	1,812.6
LESS: INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(252.4)	23.4	(227.2)	193.5
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(1,618.3)	$185.4	$(899.4)	$1,619.1
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$(11.58)	$1.19	$(6.57)	$11.41
Discontinued operations	0.22	0.11	0.25	0.14
	$(11.36)	$1.30	$(6.32)	$11.55
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$(11.58)	$1.18	$(6.57)	$11.34
Discontinued operations	0.22	0.12	0.25	0.14
	$(11.36)	$1.30	$(6.32)	$11.48
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	142,409	142,247	142,351	140,234
Diluted	142,409	143,087	142,351	141,012
CASH DIVIDENDS DECLARED PER SHARE	$0.63	$0.28	$2.16	$0.84

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$195.2	$519.3
Accounts receivable, net	329.0	287.9
Inventories	436.5	456.9
Supplies and other inventories	289.1	216.9
Deferred and refundable income taxes	105.4	21.9
Derivative assets	78.6	82.1
Assets held for sale	—	159.9
Other current assets	216.2	166.3
TOTAL CURRENT ASSETS	1,650.0	1,911.2
PROPERTY, PLANT AND EQUIPMENT, NET	11,207.3	10,404.1
OTHER ASSETS
Investments in ventures	135.8	526.6
Goodwill	167.4	1,152.1
Intangible assets, net	129.0	147.0
Deferred income taxes	91.8	209.5
Other non-current assets	193.6	191.2
TOTAL OTHER ASSETS	717.6	2,226.4
TOTAL ASSETS	$13,574.9	$14,541.7
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$555.5	$364.7
Accrued employment costs	135.6	144.1
Income taxes payable	28.3	265.4
Current portion of debt	94.1	74.8
Accrued expenses	258.9	165.0
Accrued royalties	48.1	75.7
Deferred revenue	35.9	126.6
Liabilities held for sale	—	25.9
Other current liabilities	225.1	259.9
TOTAL CURRENT LIABILITIES	1,381.5	1,502.1
POSTEMPLOYMENT BENEFIT LIABILITIES	618.3	665.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	252.8	213.2
DEFERRED INCOME TAXES	1,108.1	1,062.4
LONG-TERM DEBT	3,960.7	3,608.7
OTHER LIABILITIES	492.6	449.8
TOTAL LIABILITIES	7,814.0	7,502.0
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	4,632.7	5,785.0
NONCONTROLLING INTEREST	1,128.2	1,254.7
TOTAL EQUITY	5,760.9	7,039.7
TOTAL LIABILITIES AND EQUITY	$13,574.9	$14,541.7

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Year Ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$(1,126.6)	$1,812.6
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	525.8	426.9
Impairment of goodwill and other long-lived assets	1,049.9	27.8
Derivatives and currency hedges	4.1	(69.0)
Foreign exchange loss (gains)	2.2	(6.2)
Share-based compensation	16.5	13.9
Equity (income) loss in ventures (net of tax)	404.8	(9.7)
Pensions and other postretirement benefits	(26.1)	(26.3)
Deferred income taxes	127.0	(66.6)
Changes in deferred revenue and below-market sales contracts	(24.5)	(146.0)
Other	(37.6)	(0.1)
Changes in operating assets and liabilities:
Receivables and other assets	(74.8)	81.4
Product inventories	39.9	(74.5)
Payables and accrued expenses	(366.1)	324.6
Net cash provided by operating activities	514.5	2,288.8
INVESTING ACTIVITIES
Acquisition of Consolidated Thompson, net of cash acquired	—	(4,423.5)
Net settlements in Canadian dollar foreign exchange contracts	—	93.1
Investment in Consolidated Thompson senior secured notes	—	(125.0)
Purchase of property, plant and equipment	(1,127.5)	(880.7)
Investments in ventures	—	(5.2)
Proceeds from sale of Sonoma	152.6	—
Other investing activities	13.1	36.9
Net cash used by investing activities	(961.8)	(5,304.4)
FINANCING ACTIVITIES
Net proceeds from issuance of common shares	—	853.7
Net proceeds from issuance of senior notes	497.0	998.1
Borrowings on term loan	—	1,250.0
Repayment of term loan	(124.8)	(278.0)
Borrowings on bridge credit facility	—	750.0
Repayment of bridge credit facility	—	(750.0)
Borrowings under revolving credit facility	1,012.0	250.0
Repayment under revolving credit facility	(687.0)	(250.0)
Debt issuance costs	(4.3)	(54.8)
Repayment of Consolidated Thompson convertible debentures	—	(337.2)
Repayment of senior notes	(325.0)	—
Payments under share buyback program	—	(289.8)
Contributions by joint ventures, net	95.4	—
Common stock dividends	(307.2)	(118.9)
Other financing activities	(36.5)	(48.0)
Net cash provided by financing activities	119.6	1,975.1
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1.3	(4.6)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(326.4)	(1,045.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	521.6	1,566.7
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$195.2	$521.6

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented Adjusted Net Income from Continuing Operations attributable to Cliffs shareholders, which is a non-GAAP financial measure that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	Three Months Ended December 31, 2012		Year Ended December 31,
	2012	2011	2012	2011
Net Income (Loss) from Continuing Operations attributable to Cliffs shareholders	$(1,649.1)	$168.9	$(935.3)	$1,599.0
Non-Cash Charges:
Goodwill impairment charges	(1,000.0)	(27.8)	(1,000.0)	(27.8)
Goodwill impairment attributable to the noncontrolling interest	249.3	—	249.3	—
Wabush long-lived assets impairment charge	(49.9)	—	(49.9)	—
Amapá impairment charge	(365.4)	—	(365.4)	—
MRRT valuation allowance	(314.7)	—	—	—
AMT valuation allowance	(226.4)	—	(226.4)	—
Net Income from Continuing Operations attributable to Cliffs shareholders - Adjusted	58.0	196.7	457.1	1,626.8
Income and Gain on Sale from Discontinued Operations, net of tax	30.8	16.5	35.9	20.1
Net Income Attributable to Cliffs Shareholders - Adjusted	$88.8	$213.2	$493.0	$1,646.9
Weighted average number of shares:
Basic	142.409	142.247	142.351	140.234
Employee stock plans	0.617	0.840	0.491	0.778
Diluted	143.026	143.087	142.842	141.012
Earnings per Common Share Attributable to Cliffs Shareholders - Adjusted Basic:
Continuing operations	$0.41	$1.38	$3.21	$11.60
Discontinued operations	0.21	0.12	0.25	0.14
	$0.62	$1.50	$3.46	$11.74
Earnings per Common Share Attributable to Cliffs Shareholders - Adjusted Diluted:
Continuing operations	$0.41	$1.37	$3.20	$11.54
Discontinued operations	0.21	0.12	0.25	0.14
	$0.62	$1.49	$3.45	$11.68

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544